Filed pursuant to Rule 433

Registration No. 333-121363

Relating to prospectus supplement dated January 17, 2006

Final Term Sheet USD 3 billion 4.625% Global Notes due 2011

Terms:

Issuer:	KfW

Guarantee:	Federal Republic of Germany

Aggregate Principal Amount:	USD 3 billion

Maturity:	January 20, 2011

Interest Rate:	4.625% per annum, payable semi-annually in arrears

Date of Pricing:	January 12, 2006

Closing Date:	January 20, 2006

Interest Payment Dates:	January 20, July 20 in each year

First Interest Payment Date:	July 20, 2006

Price to Public:	99.687%

Underwriting Commissions:	0.100%

Proceeds to KfW:	99.587%

Format:	SEC registered global notes

Denominations:	USD1,000

Listing:	Luxembourg Stock Exchange

Business Day:	New York Business Days

Law and Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBL, Euroclear

Selling Restrictions:	USA, European Economic Area, UK, Japan, Canada, Hong Kong

CUSIP:	500769BL7

Common Code:	024129900

ISIN:	US500769BL79

Lead Managers (3):	Credit Suisse Securities (Europe) Limited

J.P. Morgan Securities Ltd.

Nomura International plc

Final Term Sheet USD 3 billion 4.625% Global Notes due 2011

Co-Lead Managers (10):	Barclays Bank PLC

Daiwa Securities smbc Europe Limited

Dresdner Bank AG London Branch

Goldman Sachs International

HSBC Bank plc

Mizuho International plc

Morgan Stanley & Co. International Limited

RBC Capital Markets Corporation

The Royal Bank of Scotland plc

The Toronto-Dominion Bank

Stabilization Manager:	Credit Suisse Securities (Europe) Limited

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1 (800) 221-1037.